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                                                                   EXHIBIT 3.124



                                 MEMBER BY-LAWS

          F.1 ANNUAL MEETING. The annual meeting or Members shall be held at such time as shall be determined by resolution of the Members for the purpose of transacting such business as may come before the meeting.

          F.2 SPECIAL MEETINGS. Special meetings of the Members may be called by 51% of the Members.

          F.3 PLACE OF MEETINGS. Meetings shall be held at the principal office of the Company, unless the Members at a previous meeting have designated another location.

          F.4 PARTICIPATION IN MEETINGS. Members may participate in a meeting by means of conference telephone or similar communications equipment.

          F.5 QUORUM. A majority in interest of the Members entitled to vote shall constitute a quorum at a meeting of Members for the transaction of any business.

          F.6  NOTICE.

               a. Written notice shall be given stating the place, date and hour of the annual or special meetings of Members. The notice shall indicate how the meeting was called and the purposes for which the meeting is called.

               b. Notice of any meeting shall be given personally or by first class mail not less than twenty-four (24) nor more than sixty (60) days before the date of the meeting. If mailed, such notice is given when deposited in the United States mail, with postage thereon prepaid, directed to the Member at his address as it appears in the records of the Company.

               c. When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

          F.7 WAIVER OF NOTICE. Notice of meeting need not be given to any Member who submits a signed waiver of notice whether before or after the meeting. The attendance of any Member at a meeting without processing prior to the conclusion of the meeting lack of notice of such meeting, shall constitute his waiver of notice.

          F.8 ACTION WITHOUT A REFERRING. Action by a vote may be taken without a meeting if a consent in writing shall be signed by the Members who held the voting interests having not less than the minimum number of votes that would be necessary or authorized to take such action at a meeting, as provided by Section 407 of LLC Law.

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